Exhibit 99.1

News Release

Contact:
GSI Commerce, Inc.
Corporate Marketing
610.491.7474
Fax: 610.265.2866
news@gsicommerce.com

GSI Commerce Elects Lawrence S. Smith
to Its Board of Directors

KING OF PRUSSIA, Pa., Feb. 6, 2008 – GSI Commerce Inc. (Nasdaq: GSIC), a leading provider of e-commerce solutions, today announced that Lawrence S. Smith has been elected by the company’s board of directors to serve as a director of the company. Smith will stand for re-election for a one-year term at the company’s 2008 annual meeting of stockholders.

“Larry brings a wealth of diverse experience with technology and services companies and is a welcome addition to our board,” said Michael G. Rubin, chairman and CEO of GSI. “His leadership experience with innovative, rapid-growth companies will be a tremendous asset to GSI as we continue to execute on our growth strategy. We look forward to his insight and contributions.”

Smith, 60, served as executive vice president and co-chief financial officer of Comcast Corporation from 1988 to 2007. He currently serves in a consulting capacity to Comcast. In his capacity as executive vice president and co-CFO, Smith was responsible for all corporate development, internal reporting, external reporting, taxation and other administrative matters at Comcast, as well as other oversight responsibilities. Prior to joining Comcast, Smith was the CFO of Advanta Corporation. He also worked in the Philadelphia office of Arthur Andersen & Co. for 18 years, where he served as a tax partner, and headed the Philadelphia international business practice and the merger and acquisition practice. Smith has been recognized numerous times as a leading CFO, including being named among “America’s Best CFOs” by Institutional Investor magazine in 2007, 2006 and 2004. In 2005, he was recognized as “CFO to Watch” by Treasury and Risk Management magazine, and in 2004, he received the “CFO of the Year” award from the Broadcast Cable Financial Management Association. Smith also serves on the boards of Air Products and Chemicals Inc., MGM Holdings Inc. and Tyco Electronics. He serves on the community boards for Meadowood Corporation, Thomas Jefferson University and Ithaca College, and is chairman of the board at the YMCA of Greater Philadelphia and Vicinity. Smith holds a bachelor’s degree in finance from Ithaca College.

About GSI Commerce
GSI Commerce® is a leading provider of e-commerce solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. We provide solutions for our partners through our integrated e-commerce platform, which is comprised of four components: technology, customer care, fulfillment and marketing services. We provide e-commerce solutions for approximately 85 partners.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements made in this release, other than statements of historical fact, are forward-looking statements. Actual results might differ materially from what is expressed or implied by these forward-looking statements. Additional information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

###